Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
HOVNANIAN ENTERPRISES, INC.

Hovnanian Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by changing the Introductory Paragraph of Article Fourth so that, as amended, said Paragraph of said Article shall be and read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 18,500,000, of which 16,000,000 shares shall be Class A Common Stock having a par value of one cent ($0.01) per share (the “Class A Common Stock”), 2,400,000 shares shall be Class B Common Stock having a par value of one cent ($0.01) per share (the “Class B Common Stock”) and 100,000 shares shall be Preferred Stock having a par value of one cent ($0.01) per share (the “Preferred Stock”).

Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, as amended, upon the effectiveness of the filing (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of the Certificate of Amendment to this Restated Certificate of Incorporation, as amended, (i) each 25 issued shares (including treasury shares) of Class A Common Stock immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Class A Common Stock, and (ii) each 25 issued shares (including treasury shares) of Class B Common Stock immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Class B Common Stock, in each case, automatically and without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).

No fractional shares of Class A Common Stock or Class B Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of issuing fractional shares, the aggregate of all fractional shares otherwise issuable to the holders of Class A Common Stock and Class B Common Stock shall be issued to the transfer agent for Class A Common Stock and Class B Common Stock, as exchange agent, for the accounts of all holders of record of Class A Common Stock and Class B Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the exchange agent as soon as practicable after the Effective Time on the basis of prevailing market prices of Class A Common Stock at the time of sale. For the purposes of, and immediately prior to, any such sale, any fractional shares of Class B Common Stock, on instructions from the Corporation, will be converted into the same number of shares of Class A Common Stock pursuant to this Restated Certificate of Incorporation, as amended. After such sale and upon the surrender of the shareholders’ stock certificates, if any, the exchange agent will pay to such holders of record their pro rata share of the net proceeds (after customary brokerage commissions and other expenses) derived from the sale of the fractional interests. After the Reverse Stock Split, a shareholder will have no further interest in the Corporation with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Until surrendered, each certificate that represented shares of Class A Common Stock or Class B Common Stock immediately prior to the Effective Time (“Old Certificates”) shall only represent the number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, into which the shares of Class A Common Stock or Class B Common Stock formerly represented by such Old Certificate were combined into as a result of the Reverse Stock Split.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall be effective at 12:01 a.m. New York City time on March 29, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 28th day of March, 2019.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ Michael Discafani
Name: Michael Discafani
Title: Vice President, Corporate Counsel and Secretary